Exhibit 1

NEWS RELEASE

North American Palladium Announces Completion of Recapitalization and Details

of Rights Offering

Toronto, Ontario, August 6, 2015 — North American Palladium Ltd. (“NAP” or the “Company”) (TSX: PDL) (OTC  PINK: PALDF) announced today that it has completed the previously  announced plan of arrangement pursuant to Section 192 the Canada Business Corporations Act (the “Arrangement”), which Arrangement is more particularly described in the management proxy circular dated June 30, 2015 (the “Circular”).

“The recapitalization is a major step toward normalizing NAP’s capital structure and enhancing liquidity,” said Phil du Toit, President and CEO. “We believe we are now well-positioned to pursue the longer-term potential at our Lac des Iles mine.”

As previously announced, the Arrangement received support at the Meeting of Debentureholders and the Annual & Special Meeting of Shareholders, both held on July 30, 2015. The Arrangement also received final approval from the Ontario Superior Court of Justice on August 5, 2015.

All amounts owing to Brookfield Capital Partners Ltd. (“Brookfield”) (except in respect of all accrued and unpaid interest, which was paid to Brookfield in cash upon closing of the Arrangement, and the bridge loan facility) have been converted into common shares of the Company. In addition, all of the Company’s 2012 and 2014 convertible debentures have been converted into common shares of the Company, and the convertible debentures will cease trading on the Toronto Stock Exchange and be delisted as of the close of trading on August 10, 2015.

Upon closing, the Company’s common shares were consolidated on the basis of one (1) new common share for every 400 existing common shares.

As previously disclosed and in accordance with the recapitalization agreement entered into between the Company and Brookfield, the Board of Directors has been reconstituted. The Company’s Board of Directors is now comprised of J. Peter Gordon, David Nowak, John W. Jentz, Dean Chambers, and Greg Fauquier.

Rights Offering

The only aspect of the recapitalization remaining is the completion of the Rights Offering. Pursuant to the Rights Offering, each shareholder of record of NAP common shares at the close of business on August 20, 2015 (the “Record Date”) will receive one (1) right (“Right”) for each common share then held. An aggregate of 49,495,656 Rights will be distributed to shareholders pursuant to the Rights Offering. The Rights will entitle the holders thereof to acquire up to 8,379,613 common shares at the Subscription Price for gross proceeds of $50 million.

Every 5.91 rights will entitle the holder thereof to purchase one (1) common share at an exercise price of $5.97 per common share (the “Basic Subscription Privilege”) prior to 5:00 p.m. (Toronto time) on September 10, 2015 (the “Rights Expiry Date”). A holder of Rights who has exercised in full their Basic Subscription Privilege may subscribe pro rata for additional common shares, if available, at the same exercise price (the “Additional Subscription Privilege”). These additional whole common shares will be allocated from those common shares, if any, available as a result of

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Rights that are unexercised at 5:00 p.m. (Toronto time) on the Rights Expiry Date. The Rights will be exercisable prior to 5:00 p.m. (Toronto time) on the Rights Expiry Date. If not exercised prior to such time, the Rights will have no value. The Rights Offering is expected to close on or about September 14, 2015 (the “Closing Date”).

Mailing of the rights certificates representing the Rights to shareholders is expected to commence on or about three (3) business days after the Record Date. To subscribe for common shares, a completed rights certificate, together with payment in full of the exercise price for each common share subscribed for, must be received by the rights agent for the Rights Offering, Computershare Trust Company of Canada (the “Rights Agent”), prior to the Rights Expiry Time. The Rights and the common shares issuable upon exercise of the Rights will be listed on the Toronto Stock Exchange (“TSX”). The Rights are expected to be listed for trading on the TSX beginning on August 18, 2015 under the symbol “PDL.RT”.

As previously announced, the Company has entered into a backstop agreement (the “Backstop Agreement”) with Brookfield pursuant to which Brookfield has, subject to certain terms and conditions, agreed to purchase all of the common shares which remain unsubscribed for by the holders of the Rights at the expiry of the Rights Offering under the Basic Subscription Privilege and the Additional Subscription Privilege (the “Backstop Commitment”). Polar Securities Inc. (“Polar”) has agreed to support the Backstop Commitment by purchasing 10% of such unsubscribed common shares. In consideration for the Backstop Commitment, on the Closing Date, the Company will issue 226,131 common shares to Brookfield and 25,126 common shares to Polar with an estimated aggregate value of $1.5 million.

The gross proceeds of the Rights Offering (including, if applicable, the purchase of the backstopped common shares by Brookfield and Polar) will be approximately $50 million.  The net proceeds of the Rights Offering will be approximately $49.6 million after paying certain fees and expenses relating to the Rights Offering.  The net proceeds will be used by NAP to fund repayment of any amounts owing under the bridge loan facility with Brookfield and ongoing operations at the LDI Mine.

As noted in the Circular, the Rights Offering is being made only to holders of NAP common shares in the provinces and territories of Canada and in the United States (the “Eligible Jurisdictions”). No subscription under the Basic Subscription Privilege nor under the Additional Subscription Privilege will be accepted from any person, or such person’s agent, who appears to be, or who the Company has reason to believe is a holder resident (an “Ineligible Holder”) in a jurisdiction other than the Eligible Jurisdictions (the “Ineligible Jurisdictions”); however, the Company may accept subscriptions in certain circumstances from persons in such jurisdictions if the Company determines that such offering to and subscription by such person or agent is lawful and in compliance with all securities and other laws applicable in the jurisdiction where such person or agent is resident (each an “Approved Ineligible Holder”). No rights certificate will be mailed to Ineligible Holders and Ineligible Holders will, except for Approved Ineligible Holders, not be permitted to exercise their Rights.

Holders of common shares who have not received rights certificates but are resident in an Eligible Jurisdiction or wish to be recognized as an Approved Ineligible Holder should contact the Rights Agent as soon as possible. Rights of Ineligible Holders will be held by the Rights Agent until 5:00 p.m. (Toronto time) on September 1, 2015 in order to provide beneficial holders outside the Eligible Jurisdictions the opportunity to claim their rights certificate by satisfying the Company that the exercise of their Rights will not be in violation of the laws of the applicable Ineligible Jurisdiction. After such time, the Rights Agent will attempt to sell the Rights of such registered Ineligible Holders on such date or dates and at such price or prices as the Rights Agent determines in its sole discretion. Ineligible Holders whose common shares are held through a CDS Participant or DTC Participant who wish to be recognized as Approved Ineligible Holders should contact their CDS Participant or DTC Participant, as applicable, as soon as possible. CDS participant(s) or DTC participant(s), prior to the Rights Expiry Date, as agent for and on behalf of the Ineligible Holders, may attempt to sell the Rights issued to such Ineligible Holders at the price or prices that they determine.

Further details concerning the Rights Offering and the procedures to be followed by holders are contained in the Circular. A copy of the Circular is available under the Company’s profile at www.sedar.com. A registration statement relating to the Rights Offering has been filed with the U.S. Securities and Exchange Commission and is accessible under the Company’s profile at www.sec.gov.

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine (LDI) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, offering investors exposure to palladium. The Company’s shares trade on the TSX under the symbol PDL and on the OTC Pink under the symbol PALDF.

Cautionary Statement on Forward-Looking Information

Certain information contained in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The words ‘potential’, ‘preliminary’, ‘believe’, ‘forecast’, ‘will’, ‘anticipate’, ‘expect’, ‘would’, ‘could’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements in this news release include, without limitation: information pertaining to the Company’s strategy, plans or future financial or operating performance, such as statements with respect to the completion of the Rights Offering, and other statements that express management’s expectations or estimates of future performance. Forward-looking statements involve known and unknown risk factors that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: the risk that the LDI mine may not perform as planned, and the possibility that commodity prices and foreign exchange rates may fluctuate, For more details on these and other risk factors see the Company’s most recent Annual Information Form/Form 40-F on file with Canadian provincial securities regulatory authorities and the SEC.

Forward-looking statements are also based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release include, but are not limited to: that the Company will be able to realize its assets and discharge its liabilities in the normal course of business, that metal prices and exchange rates between the Canadian and United States dollar will be consistent with the Company’s expectations, that there will be no significant disruptions affecting operations, and that prices for key mining and construction supplies, including labour, will remain consistent with the Company’s expectations. The forward-looking statements are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

For further information please contact:

North American Palladium Ltd.

John Vincic

Investor Relations

Telephone: 416-360-7374

Email: jvincic@nap.com

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